EXHIBIT 99.3
Unaudited Pro Forma Financial Information
     On March 7, 2010, Blackboard Inc. and a wholly owned subsidiary of Blackboard Inc. (collectively “Blackboard” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Saf-T-Net, Inc., a North Carolina corporation (“Saf-T-Net”) and a representative of Saf-T-Net’s former stockholders. On March 19, 2010, the Company closed its acquisition of Saf-T-Net and pursuant to the terms of the Merger Agreement, Saf-T-Net continued as the surviving corporation and a subsidiary of the Company (the “Merger”).
     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 gives effect to the Merger as if it had occurred on December 31, 2009. The unaudited pro forma condensed consolidated balance sheet is derived from the audited historical financial statements of Blackboard and Saf-T-Net as of and for the year ended December 31, 2009. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 gives effect to the Merger as if it had occurred on January 1, 2009 and also gives effect to Blackboard’s acquisition of ANGEL Learning, Inc. (“ANGEL”) on May 9, 2009 as if it had occurred on January 1, 2009. The unaudited pro forma consolidated statement of operations is derived from the audited historical financial statements of Blackboard and Saf-T-Net as of and for the year ended December 31, 2009 and the unaudited, internally prepared historical financial statements of ANGEL for the period from January 1, 2009 to May 8, 2009.
     The Merger was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to the unaudited pro forma consolidated financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the Merger, based on their estimated fair values as of the effective date of the Merger. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to income and non-income based taxes.
     The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the three companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in the unaudited pro forma consolidated financial statements, and their effects may be material and would be reflected in the statement of operations.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Blackboard, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in Blackboard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 17, 2010, and the audited historical financial statements and related notes of Saf-T-Net as of December 31, 2008 and 2009 and for each of the years then ended, which are attached as Exhibit 99.2 to this Form 8-K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Blackboard that would have been reported had the acquisitions been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
BLACKBOARD INC.
AS OF DECEMBER 31, 2009

			Consolidated
			Pro Forma			Consolidated
	Blackboard	Saf-T-Net	Adjustments			Total
	(In thousands)
Current Assets:
Cash and cash equivalents	$167,353	$208	$(39,495)	(a	)	$128,066
Accounts receivable, net	69,098	597	—			69,695
Inventories	1,557	—	—			1,557
Prepaid expenses and other current assets	14,803	417	—			15,220
Deferred tax asset, current portion	2,692	—	39	(b	)	2,731
Deferred cost of revenues	7,664	—	—			7,664

Total current assets	263,167	1,222	(39,456)			224,933

Deferred tax asset, noncurrent portion	18,188	—	2,207	(b	)	20,395
Investment in common stock warrant	3,124	—	—			3,124
Restricted cash, noncurrent portion	3,923	—	—			3,923
Property and equipment, net	34,483	72	(58)	(c	)	34,497
Goodwill	329,287	—	30,656	(d	)	359,943
Intangible assets, net	71,309	—	15,680	(e	)	86,989
Capitalized software development costs, net	—	431	(431)	(f	)	—
Notes receivable, shareholders	—	229	(229)	(g	)	—
Deferred financing costs, net	—	235	(235)	(h	)	—
Other assets	1,453	—	—			l,453

Total assets	$724,934	$2,189	$8,134			$735,257

Current liabilities:
Accounts payable	$2,360	$657	$—			$3,017
Accrued expenses	28,264	402	—			28,666
Settlement accrual	—	800	(800)	(i	)	—
Deferred rent, current portion	1,021	—	—			1,021
Current portion of lease obligations	—	9	(9)	(i	)	—
Current maturities of notes payable	—	3,573	(3,573)	(i	)	—
Deferred revenues, current portion	186,702	6,814	(3,102)	(j	)	190,414

Total current liabilities	218,347	12,255	(7,484)			223,118

Deferred rent, noncurrent portion	11,507	16	(16)	(k	)	11,507
Lease obligations net of current portion	—	9	(9)	(i	)	—
Deferred revenues, noncurrent portion	5,957	51	(23)	(j	)	5,985
Deferred tax liability	1,474	—	6,004	(b	)	7,478
Accumulated benefit obligation	—	200	(200)	(i	)	—
Convertible senior notes, net of debt discount	156,177	—	—			156,177
Stockholders’ equity (deficit)	331,472	(10,342)	9,862	(l	)	330,992

Total liabilities and stockholders’ equity	$724,934	$2,189	$8,134			$735,257

See notes to the unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
BLACKBOARD INC.
FOR THE YEAR ENDED DECEMBER 31, 2009

				Pro Forma			Consolidated
	Blackboard	ANGEL	Saf-T-Net	Adjustments			Total
		(January 1, 2009
		to May 8, 2009)
	(In thousands, except per share and share data)
Revenues:
Product	$342,144	$7,423	$9,785	$—			$359,352
Professional services	34,856	740	—	—			35,596
Other	—	15	—	(15)	(m	)	—

Total revenues	377,000	8,178	9,785	(15)			394,948
Operating expenses:
Cost of revenues	—	3,629	3,016	(6,645)	(n	)	—
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	90,968	—	—	6,982	(o	)	97,950
Cost of professional services revenues	20,024	—	—	603	(p	)	20,627
Research and development	45,967	1,407	—	269	(q	)	47,643
Sales	—	1,037	—	(1,037)	(r	)	—
Marketing	—	275	—	(275)	(r	)	—
Sales and marketing	98,751	—	—	3,631	(s	)	102,382
General and administrative	56,387	1,125	—	7,892	(t	)	65,404
Selling, general and administrative	—	—	9,760	(9,760)	(u	)	—
Proceeds from patent judgment	10,984	—	—	—			10,984
Amortization of intangibles resulting from acquisitions	34,994	—	—	6,732	(v	)	41,726

Total operating expenses	358,075	7,473	12,776	8,392			386,716

Income from operations	18,925	705	(2,991)	(8,407)			8,232
Other income (expense), net:
Interest expense	(11,999)	—	(635)	635	(w	)	(11,999)
Interest income	230	36	—	(231)	(x	)	35
Other	1,453	—	—	—			1,453

Income (loss) before (provision) benefit for income taxes	8,609	741	(3,626)	(8,003)			(2,279)
(Provision) benefit for income taxes	(697)	(269)	—	3,683	(y	)	2,717

Net income (loss)	$7,912	$472	$(3,626)	$(4,320)			$438

Net income per common share:
Basic	$0.25						$0.01

Diluted	$0.24						$0.01

Weighted average number of common shares:
Basic	32,065,700			168,336	(z	)	32,234,036

Diluted	33,100,858			168,336	(z	)	33,269,194

See notes to the unaudited pro forma consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
BLACKBOARD INC.
Note 1. Basis of Pro Forma Presentation
     The unaudited pro forma consolidated financial statements have been prepared by Blackboard Inc. (“Blackboard” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in Blackboard’s amended Form 8-K prepared and filed in connection with the Merger.
     Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.
     The information concerning Blackboard has been derived from the audited consolidated financial statements of Blackboard as of and for the year ended December 31, 2009. The information concerning ANGEL has been derived from the unaudited internally prepared financial statements of ANGEL for the period from January 1, 2009 to May 8, 2009. The information concerning Saf-T-Net has been derived from the audited financial statements of Saf-T-Net as of and for the year ended December 31, 2009.
     The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s financial position or results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.
Note 2. Purchase Price Allocation
     On March 19, 2010, Blackboard completed the Merger. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger, which was accounted for under the acquisition method of accounting. Saf-T-Net is the provider of AlertNow, a leading messaging and mass notification solution for the K-12 marketplace. A total estimated purchase price of approximately $34.4 million (or $34.7 million net of $0.2 million in cash acquired), in addition to estimated direct transaction costs of approximately $0.5 million, was used for purposes of preparing the unaudited pro forma consolidated financial statements.
     Under the acquisition method of accounting, the total estimated purchase price is allocated to Saf-T-Net’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of March 19, 2010, the effective date of the Merger. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$238
Accounts receivable	468
Prepaid expenses and other current assets	30
Property and equipment	14
Accounts payable	(1,459)
Other accrued liabilities	(586)
Deferred tax liabilities, net	(3,176)
Deferred revenue	(2,835)

Net tangible liabilities acquired	(7,306)
Definite-lived intangible assets acquired	15,680
Goodwill	26,296

Total estimated purchase price	$34,670

     Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

     Of the total estimated purchase price, a preliminary estimate of $7.3 million has been allocated to net tangible liabilities acquired, and $15.7 million has been allocated to definite-lived intangible assets acquired. Definite-lived intangible assets of $15.7 million consist of the value assigned to Saf-T-Net’s customer relationships of $12.7 million, developed and core technology of $2.3 million, and trademarks of $0.7 million.
     The value assigned to Saf-T-Net’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the date the Merger was consummated taking into consideration estimated attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow from those customers. The projected revenues were based on assumed revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net capital charges for assets that contribute to projected customer cash flow were based on the estimated fair value of those assets. A discount rate of 19% was deemed appropriate for valuing the existing customer base and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the value of Saf-T-Net’s customer relationships on a straight-line basis over seven years. Amortization of customer relationships is not deductible for tax purposes.
     The value assigned to Saf-T-Net’s developed and core technology was determined by discounting the estimated royalty savings associated with an estimated royalty rate for the use of the technology to their present value. Developed and core technology, which consists of products that have reached technological feasibility, includes products in Saf-T-Net’s current product line. The royalty rates used to value the technology were based on estimates of prevailing royalty rates paid for the use of similar technology and technology in market transactions involving licensing arrangements of companies that operate in service-related industries. A discount rate of 19% was deemed appropriate for valuing developed and core technology and was based on the risks associated with the respective royalty savings taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the developed and core technology on a straight-line basis over three years. Amortization of developed and core technology is not deductible for tax purposes.
     The value assigned to Saf-T-Net’s trademarks was determined by discounting the estimated royalty savings associated with an estimated royalty rate for the use of the trademarks to their present value. The trademarks consist of Saf-T-Net’s trade name and various trademarks related to its existing product lines. The royalty rates used to value the trademarks were based on estimates of prevailing royalty rates paid for the use of similar trade names and trademarks in market transactions involving licensing arrangements of companies that operate in service-related industries. A discount rate of 19% was deemed appropriate for valuing Saf-T-Net’s trademarks and was based on the risks associated with the respective royalty savings taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the trademarks on a straight-line basis over three years. Amortization of trademarks is not deductible for tax purposes.
     The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in millions):

2010	$2.3
2011	$2.8
2012	$2.8
2013	$2.0
2014	$1.8
Thereafter	$4.0

$15.7

     Of the total estimated purchase price, approximately $26.3 million has been allocated to goodwill and is not deductible for tax purposes. Goodwill represents factors including expected synergies from combining operations and is the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3. Pro Forma Adjustments
     Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to Saf-T-Net’s net tangible liabilities and intangible assets to a preliminary estimate of the fair values of those liabilities and assets, to reflect the amortization expense related to the intangible assets and to reclassify certain financial statement amounts to conform to Blackboard’s financial statement presentation.
     The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:
     a) To reflect cash payments made in connection with closing the Merger ($39.0 million) and estimated Blackboard related transaction costs ($0.5 million).
     b) To reflect net deferred tax assets and liabilities related to the Merger.
     c) To reflect the fair value of property and equipment acquired in the Merger.
     d) To reflect the fair value of acquired goodwill based on net liabilities acquired as if the Merger occurred on December 31, 2009. The difference between the amount recorded on a pro forma basis and the actual balance as of the effective date of the Merger is the result of changes in the net liabilities of Saf-T-Net between December 31, 2009 and March 19, 2010.
     e) To reflect the fair value from the Merger of customer relationships estimated to be $12.7 million, acquired developed and core technology estimated to be $2.3 million and acquired trademarks estimated to be $0.7 million.
     f) To reflect the fair value of capitalized software development costs acquired in the Merger.
     g) To reflect the repayment of the receivable upon closing of the Merger.
     h) To reflect the adjustment to deferred financing costs due to repayment of Saf-T-Net’s outstanding notes payable at the closing of the Merger.
     i) To reflect the payment of the liability upon closing of the Merger.
     j) To reflect the fair value of Saf-T-Net’s assumed legal performance obligations under its software maintenance and support contracts and to eliminate Saf-T-Net’s deferred revenue that does not represent a legal performance obligation to the combined company. No adjustments were made to the unaudited pro forma consolidated statement of operations related to this pro forma balance sheet adjustment.
     k) To reflect the fair value adjustment related to Saf-T-Net’s deferred rent balance as of the closing of the Merger.
     l) To eliminate Saf-T-Net’s common stock and stockholders’ deficit balances ($10.3 million) and to reflect approximately $0.5 million of direct transaction costs incurred by Blackboard.
     m) To reflect a reclassification adjustment of user conference fees received by ANGEL from customers that Blackboard classifies as a reduction to sales and marketing expenses.
     n) To reflect a reclassification adjustment to conform Saf-T-Net’s and ANGEL’s balances to Blackboard’s financial statement presentation of separately classifying cost of product revenues and cost of professional service revenues. Of the $6.6 million adjustment, $3.0 million relates to Saf-T-Net and $3.6 million relates to ANGEL. Of the $3.0 million Saf-T-Net adjustment, $2.8 million was reclassified to cost of product revenues and $0.2 million relates to reduction of amortization expense related to fair value adjustment of capitalized software costs noted in note f) above. Of the $3.6 million ANGEL adjustment, $3.0 million was reclassified to cost of product revenues and $0.6 million was reclassified to cost of professional services revenues.
     o) To reflect a reclassification adjustment to conform Saf-T-Net’s and ANGEL’s balances to Blackboard’s financial statement presentation. Of the $7.0 million adjustment, $4.0 million relates to Saf-T-Net and $3.0 million relates to ANGEL. Of the $4.0 million Saf-T-Net adjustment, $2.8 million relates to reclassify from cost of revenues noted in note n) above and $1.2 million is reclassified from selling, general and administrative noted in note u) below. The $3.0 million ANGEL adjustment relates to reclassification adjustment from cost of revenues noted in note n) above.
     p) To reflect a reclassification adjustment from ANGEL’s cost of revenues noted in note n) above.
     q) To reflect a reclassification adjustment from Saf-T-Net’s selling, general and administrative expenses to separately classify research and development expenses to conform to Blackboard’s financial statement presentation.
     r) To reflect a reclassification adjustment to conform ANGEL’s balances to Blackboard’s financial statement presentation of combining sales and marketing expenses as a single financial statement line item.
     s) To reflect a reclassification adjustment to conform Saf-T-Net’s and ANGEL’s balances to Blackboard’s financial statement presentation. Of the $3.6 million adjustment, $2.3 million relates to Saf-T-Net and $1.3 million relates to ANGEL. The $2.3 million Saf-T-Net adjustment is a reclassification from Saf-T-Net’s selling, general and administrative expenses to separately classify sales and marketing expenses to conform to Blackboard’s financial statement presentation. The $1.3 million ANGEL adjustment relates to the combining of sales and marketing expenses as a single financial statement line item as noted in note r) above, net of the reclassification adjustment of user conference fees received by ANGEL from customers that Blackboard classifies as a reduction to sales and marketing expenses as noted in note m) above.
     t) To reflect a reclassification adjustment to conform Saf-T-Net’s balances to Blackboard’s financial statement presentation. Of the $7.9 million adjustment, $5.9 million relates to Saf-T-Net to reflect a reclassification adjustment from Saf-T-Net’s selling, general and administrative expenses to separately classify general and administrative expenses to conform to

Blackboard’s financial statement presentation as noted in note u) below. The remaining amount of the adjustment reflects approximately $1.5 million and $0.5 million in direct transaction costs incurred by Blackboard related to the acquisitions of ANGEL and Saf-T-Net, respectively.
     u) To reflect a reclassification adjustment from Saf-T-Net’s selling, general and administrative expenses to conform to Blackboard’s financial statement presentation. Of the $9.8 million adjustment, $5.9 million was reclassified to general and administrative expenses as noted in note t) above, $2.3 million was reclassified to sales and marketing expenses as noted in note s) above, $0.3 million was reclassified to research and development expenses as noted in note q) above, $1.2 million was reclassified to cost of product revenues as noted in note o) above, and $0.1 million relates to elimination of amortization expense related to deferred financing costs due to repayment of Saf-T-Net’s outstanding notes payable at the closing of the Merger.
     v) Blackboard has estimated the pro forma amortization expense for the year ended December 31, 2009 related to the intangible assets acquired in the Merger to be $2.8 million. The adjustment also includes amortization related to the identified intangible assets acquired in the acquisition of ANGEL for the period of January 1, 2009 to May 8, 2009 of $3.9 million.
     w) To eliminate interest expense on Saf-T-Net’s notes payable to reflect the payment of the liability upon closing of the Merger.
     x) To eliminate interest income on cash balances paid as consideration in connection with the Saf-T-Net and ANGEL’s acquisitions.
     y) To properly record an income tax provision to reflect the acquisitions.
     z) To reflect the number of shares of Blackboard’s common stock issued as consideration in the ANGEL merger.
     The unaudited pro forma consolidated financial statements do not include adjustments for liabilities related to business integration activities for the Merger as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities for the Merger in the Company’s consolidated financial statements.
     Blackboard has not identified any material pre-Merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.
Note 4. Pro Forma Net Loss Per Common Share
     The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of Blackboard’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the ANGEL merger. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.